Exhibit 99.1

NEWS RELEASE
For Immediate Release

First Litchfield Financial Corporation Announces 2004 Earnings

Litchfield, Connecticut, March 9, 2005—First Litchfield Financial Corporation (NASDQ:FLFL) (the “Company”) the holding company for The First National Bank of Litchfield (the “Bank”) reported earnings for the year ending December 31, 2004.

Net income for the year totaled $3,916,000 or $1.92 and $1.94 diluted and basic earnings per share, respectively. These earnings are up 41% or $1,130,000 from 2003 earnings of $2,786,000 or $1.38 and $1.41 diluted and basic earnings per share. The Company’s return on average shareholders’ equity totaled 17% for 2004 as compared to 13% for 2003.

The increased profitability resulted from growth in net interest income along with a continued commitment to manage non-interest expense. Net interest income for 2004 totaled $13,233,000, up 26% or $2,711,000 from 2003. The improvement in net interest income is due mainly to the growth in average earning assets. Average earning assets totaled $396 million for 2004, up 23% from 2003 average earning assets of $321 million. This growth resulted primarily from the leveraging strategy implemented during the third and fourth quarters of 2003, and a trust preferred offering in the second quarter of 2003. Although earning asset growth was initially in investments, the earnings capacity of the strategy was maximized by loan growth in 2004. This growth was realized in commercial and residential mortgages. In addition, earnings growth was enhanced by the effect the continued low interest rate environment has had on the Bank’s net interest margin, specifically, as it relates to deposit rates.

Non-interest income for the year totaled $2,432,000, down 8% from 2003 non-interest income of $2,644,000. The decrease is due to a lower level of gains on the sales of available for sale securities. These gains totaled $293,000 during 2003 compared to gains of only $34,000 in 2004. Higher levels of deposit service charges as well as income from the gain on sale of foreclosed property offset some of the decrease in securities gains.

Non-interest expense totaled $10,228,000 in 2004, up 8% from 2003 non-interest expense. The increase is primarily attributed to costs for staffing and benefits as well as to increases in computer services. Both these cost increases are the result of additional staffing and computer services for improved product delivery and sales development. The savings resulting from the efficient use of technology as well as other cost cutting initiatives implemented during the year resulted in the containment of increases in non-interest costs such as supplies, net occupancy and equipment expenses, advertising and consulting.

While the Bank’s loan portfolio grew by 14% during the year, credit quality was maintained at an exceptionally high level. At December 31, 2004, non-performing loans totaled $1,635,000 which was .75% of total loans. This ratio compares to non-performing loans which totaled $1,424,000 or .74% of total loans as of December 31, 2003.

The First National Bank of Litchfield is a community bank operating full service banking offices in Goshen, Litchfield, Marble Dale, Roxbury, Washington and Torrington. The bank maintains a trust department which offers fiduciary and wealth management services for personal, business and nonprofit customers. As one of the oldest banks in the country, it has served the communities of Northwestern Connecticut since 1814.

Contact Person: Joseph J. Greco, President
                            (860) 567-6438